Exhibit 99.1

                                          For Immediate Release
                                          Phoenix, Arizona - January 19, 2005
                                          Contacts:     Kevin P. Knight, Chairman & CEO
                                              Dave Jackson, CFO
                                               (602) 269-2000

Knight Transportation Announces
Fourth Quarter Financial Results

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter and twelve months ended December 31, 2004.

For the quarter ended December 31, 2004, total revenue increased 40.7%, to $126.8 million from $90.1 million for the same quarter of 2003. Revenue, before fuel surcharge, increased 32.3%, to $115.2 million from $87.1 million for the same quarter of 2003. Net income increased 46.2%, to $14.6 million from $10.0 million for the same quarter of 2003. Net income per diluted share increased to $0.25 from $0.17 for the same quarter in 2003.

For the twelve months ended December 31, 2004, total revenue increased 30.1%, to $442.3 million from $340.1 million for the same period of 2003. Revenue, before fuel surcharge, increased 26.0%, to $411.7 million from $326.9 million for the same period of 2003. Net income increased 35.0% to $47.9 million from $35.5 million for the same period of 2003. Earnings per diluted share increased to $0.83 from $0.62 for the same period of 2003.

Chairman and Chief Executive Officer Kevin P. Knight had the following comments: "Knight Transportation registered another quarter of record revenue and earnings as we continued to execute our operating model focused on leading growth and profitability. We were especially pleased with revenue growth of over 32% before fuel surcharge and over 40% including fuel surcharge. In addition, even with industry-leading growth and significant fuel, driver pay and other cost pressures facing our industry, we improved our margins. Our operating ratio (operating expenses, net of fuel surcharge as a percentage of revenue, before fuel surcharge) improved by more than 180 basis points to 78.9%, and our net income was 12.7% of revenue, before fuel surcharge, which is the best in our history as a public company. We achieved these results through a combination of expanding our fleet, significant rate increases, greater productivity from our trucks, and a never-ending mission of cost-control.

Our growth came from expansion of our fleet and higher revenue per tractor. Our average tractors operating in the fourth quarter were up over 17% year over year, our average freight revenue per loaded and total mile, before surcharges, were up 11.5% and 10.2%, respectively. Our average miles per tractor were up 2.3% and our average length of haul was up 6.7%.

During the year, we continued our long-running strategy of growth through new operations centers and continued expansion at existing operations centers. In February we opened our Las Vegas operating center, in June we opened our Eastern Pennsylvania operating center, and in July we opened our Lakeland, FL operating center. We added a total of 400 additional tractors for the year.

We also were successful in our opening of Knight Refrigerated, a wholly owned subsidiary. Our associates at Knight Refrigerated continue to work hard to develop our refrigerated operating model, in preparation for rolling out these services in other parts of the country. Our services have been well received in the temperature-control marketplace, leading to Knight-like financial performance for this subsidiary.

Rapidly escalating fuel prices are a significant challenge for our industry, and our sales and operations associates are working diligently with our customers to mitigate the negative impact of fuel prices. For the quarter, we increased fuel surcharge billings by 280% compared with the same quarter last year. These efforts helped us limit the negative impact of fuel prices.

During the quarter we continued to make significant investments in equipment and facilities to support our growth. We added 77 new tractors, upgraded an additional 45 tractors, and capitalized 97 tractors from early buy out options exercised on operating leases. We reduced our trailer fleet by 16, while upgrading 106 trailers, and we continued to upgrade our terminal network. For the year, we invested $115.7 million in net capital expenditures. At December 31, our strong balance sheet reflected $25.4 million in cash, zero debt, and $291.0 million in shareholders' equity.

This was an eventful year for Knight Transportation. We completed our 10th full year of being a public company with our 40th straight quarter of year-over-year increases in net income as a public company. In October Knight was named to Forbes Magazine's list of 200 Best Small Companies in America for the 10th consecutive year. In addition, based on our capital position and historical and expected cash flows, we initiated a $.02 per share dividend in December 2004 that we expect to pay quarterly in the future. Finally, on December 30, 2004, we listed our common stock on the New York Stock Exchange under the symbol "KNX." We appreciate the hard work of everyone at Knight Transportation, whose dedication and discipline allowed us to continue to deliver value to our customers, associates, and shareholders in 2004."

Looking forward, we expect the shipping environment to remain favorable based on United States economic growth of approximately three percent or better during 2005 and assuming the strong demand and constrained supply for truckload services continues. We also expect industry-wide trucking capacity to remain constrained for the foreseeable future, mainly due to the limited number of qualified drivers. Against that background, we expect freight rates to increase at least as much as operating costs and that our driver compensation will allow us to continue to attract and retain the quality drivers we need to support our efforts. Based on these expectations, we plan to grow our tractor base by approximately 400 units and to open 3 or 4 more operations centers in 2005.

The Company will hold a conference call on January 20, 4:00 EST, to further discuss its results of operations for the quarter ended December 31, 2004. The dial in number for this conference call is (800) 289-0572.

INCOME STATEMENT DATA:	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited, in thousands, except per share amounts)

	2004	2003	2004	2003
REVENUE:
Revenue, before fuel surcharge	$115,196	$87,070	$411,717	$326,856
Fuel surcharge	11,573	3,042	30,571	13,213
TOTAL REVENUE	$126,769	$90,112	$442,288	$340,069

OPERATING EXPENSES:
Salaries, Wages & Benefits	36,918	27,660	133,822	104,756
Fuel expense-gross	26,058	14,430	85,071	56,573
Operations & Maintenance	7,346	5,180	26,369	20,345
Insurance & Claims	6,341	4,321	22,319	16,558
Operating Taxes & Licenses	2,732	2,391	9,798	9,148
Communications	948	766	3,602	3,002
Depreciation & Amortization	11,820	8,270	40,755	30,066
Lease Expense-Revenue Equipment	145	1,792	3,047	7,635
Purchased Transportation	7,645	6,675	29,342	25,194
Miscellaneous Operating Expenses	2,549	1,808	8,801	7,343
	102,502	73,293	362,926	280,620
Income From Operations	24,267	16,819	79,362	59,449

OTHER INCOME (EXPENSE):
Interest Income	59	142	398	560
Other Expense	-	(330)	-	(330)
Interest Expense	-	(334)	-	(881)
	59	(522)	398	(651)
Income Before Income Taxes	24,326	16,297	79,760	58,798
INCOME TAXES	9,750	6,330	31,900	23,340

NET INCOME	$14,576	$9,967	$47,860	$35,458
Earnings Per Share:
-Basic	$0.26	$0.18	$0.85	$0.63
-Diluted	$0.25	$0.17	$0.83	$0.62
Weighted Average Shares Outstanding:
-Basic	56,598	56,184	56,399	56,015
-Diluted	57,958	57,431	57,639	57,357

BALANCE SHEET DATA:
	12/31/2004	12/31/2003
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$25,357	$40,550
Accounts receivable, net	58,733	38,751
Notes receivable, net	171	515
Inventories and supplies	2,332	1,336
Prepaid expenses	5,215	7,490
Income tax receivable	3,216	1,761
Deferred tax asset	7,493	5,667
Total Current Assets	102,517	96,070

Property and equipment, net	287,930	212,935
Notes receivable, long-term	77	362
Goodwill	7,504	7,504
Other assets	4,839	4,355

Total Assets	$402,867	$321,226

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$5,044	$3,408
Accrued payroll	4,558	3,448
Accrued liabilities	5,684	4,493
Claims accrual	23,904	14,805
Total Current Liabilities	39,190	26,154

Deferred income taxes	72,660	55,149

Total Liabilities	111,850	81,303

Common Stock	567	563
Additional paid-in capital	82,117	77,754
Retained earnings	208,333	161,606
Total Shareholders' Equity	291,017	239,923

Total Liabilities and Shareholders' Equity	$402,867	$321,226

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2004	2003		2004	2003
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Loaded Mile*	$1.614	$1.447	11.5%	$1.546	$1.437	7.6%

Average Revenue Per Total Mile*	$1.424	$1.292	10.2%	$1.369	$1.281	6.9%

Empty Mile Factor	11.8%	10.8%	9.3%	11.5%	10.8%	6.5%

Average Miles Per Tractor	28,692	28,060	2.3%	114,829	112,106	2.4%

Average Length of Haul	577	541	6.7%	556	532	4.5%

Operating Ratio**	78.9%	80.7%		80.7%	81.8%

Average Tractors-Total	2,797	2,385		2,600	2,266

Tractors-End of Quarter:
Company	2,574	2,165		2,574	2,165
Owner-Operator	244	253		244	253
	2,818	2,418		2,818	2,418

Trailers-End of Quarter	7,126	6,212		7,126	6,212

Net Capital Expenditures (in thousands)	$23,023	$17,244		$115,672	$70,307

Cash Flow From Operations (in thousands)	$22,809	$24,316		$97,195	$84,392

*	Excludes fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

Knight Transportation, Inc. is a short to medium haul, truckload carrier headquartered in Phoenix, Arizona. The Company serves most of the United States through its regional operations in Phoenix, AZ; Salt Lake City, UT; Portland, OR; Las Vegas, NV; Denver, CO; Kansas City, KS; Indianapolis, IN; Katy, TX; Gulfport, MS; Charlotte, NC; Memphis, TN, Atlanta, GA; Carlisle, PA and Lakeland, FL. The Company transports general commodities, including consumer goods, packaged foodstuffs, paper products, beverage containers, imported and exported commodities and refrigerated goods.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact:    Kevin P. Knight, Chairman & CEO or Dave Jackson, CFO, at (602)269-2000